                                   AGREEMENT

                  THIS AGREEMENT, made as of the 23rd day of February, 1993, among Millfeld Trading Co., Inc., a Delaware corporation ("Purchaser"), with its principal offices at 60 West 40th Street, New York, New York 10018, New Retail Concepts, Inc., a Delaware corporation ("NRC"), with its principal offices at 60 West 40th Street, New York, New York 10018, and El Greco, Inc., a Delaware corporation ("Seller"), with its principal offices at 60 West 40th Street, New York, New York 10018 (the "Agreement").

                              W I T N E S S E T H

                   WHEREAS, Seller is the owner of certain trademarks, including the trademark CANDIE'S(R) (the "Trademarks"); and

                  WHEREAS, Seller is the licensor of certain preexisting license agreements relating to the Trademarks (the "License Agreements"); and

                  WHEREAS, Seller wishes to sell and Purchaser wishes to acquire, all of Seller's right, title and interest to the Trademarks, the License Agreements and all of the business of Seller related thereto (the "Business Operations") relating to the Trademarks, Rights (as hereinafter defined) and the License Agreements (collectively, the "Acquisition"); and

                   WHEREAS, Seller is a wholly-owned subsidiary of NRC.

                   NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

                  1.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, simultaneously with the closing of the public offering registered pursuant to the Purchaser's Registration Statement on Form S-1 (No. 33-53878), filed under the Securities Act of 1933 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") (the "Closing"), Seller will sell, assign, transfer, convey and deliver to Purchaser and Purchaser will purchase, acquire and accept from Seller all right, title and interest to the Trademark, Rights, the License Agreements, goodwill associated with the foregoing, books and records maintained in connection with the foregoing, all such other business assets of Seller, if any, associated with the foregoing, necessary or desirable to conduct Seller's operations respecting such Trademarks, Rights and License Agreements, as of the closing date, all as set forth on Schedule 1.1 annexed hereto (the "Assets"), providing the Closing shall have occurred prior to March 31, 1993, and subject to the provisions of Section
5.6 hereof. The Assets shall be acquired by Purchaser free and clear of all liens, charges, encumbrances, liabilities and restrictions of every kind, nature or description and shall not include any debts or obligation related thereto, except with respect to the obligations set forth in the License Agreements. Unless set forth in writing, Purchaser shall not assume and will not be liable for or responsible to pay any debts, liabilities, obligations or commitments by Seller. Purchaser assumes the obligations of Seller arising in connection with the License Agreements incurred in the ordinary course of business of Seller prior to Closing.

                  1.2. Consideration.

                   1.2.1 Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will deliver to Seller:

                                    (i) by certified check, bank check or wire
                  transfer, up to the sum of $75,000 for the payment of Seller's legal fees and expenses incurred in connection with the transaction contemplated by this Agreement, as Seller shall direct;

                                    (ii) a subordinated promissory note in the
                  principal amount of $325,000, bearing interest at the "prime interest rate" (as defined in the note), in the form of
                  Exhibit 1.2.1 attached hereto; and

                                    (iii) 900,000 shares of Purchaser's common
                  stock, $.01 par value per share (the "Common Stock").

                   1.2.2 Additional Consideration. As additional consideration for entering into this Agreement, Purchaser on the one hand, and Seller and NRC on the other hand, hereby agree that except as set forth in this Agreement or the Services Allocation Agreement (as hereinafter defined), the parties hereto agree that all debts between such parties existing as of the Closing shall be extinguished and forgiven, as such obligations are set forth on Schedule 1.2.2. attached hereto.

                   1.2.3 Cancellation of NRC Option. Upon the Closing, the option granted to Purchaser to purchase 200,000 shares of NRC common stock, $.01 par value per share, will be cancelled and will be of no further force or effect.

                   1.3. Limited Right to Use Candie's Name Prior to Closing. In further consideration of this Agreement, upon the date the Commission shall declare effective the Registration Statement (the "Effective Date"), Seller shall have the right to use the name "Candie's" as its corporate name until the

Closing; provided however, that in the event the Closing shall not have occurred prior to March 31, 1993, or such earlier date as Purchaser shall advise Seller the public offering will be abandoned, such right shall terminate upon such date and Purchaser shall cease all use of the "Candie's" name as its corporate name, or as a trade name, or in any other manner and shall file all such documents as may be necessary to cease the use of the "Candie's" name. Notwithstanding anything contained herein to the contrary, there shall be no transfer of ownership of the CANDIE'S(R) trademark prior to the Closing.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                   Seller hereby represents and warrants, upon which representations and warranties Purchaser relies, as follows:

                  2.1. Corporate Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and carry on its business as it is now being conducted and to enter into this Agreement and to consummate the transactions contemplated hereunder. Except as set forth on Schedule 2.1 hereto, Seller is not qualified, licensed or registered to do business in any states or countries other than New York, nor by the location and nature of its business and activities and the character of the properties owned by it, is it required to be so qualified, licensed or registered, the failure of which would materially adversely affect the business operations of Seller. NRC is the sole stockholder of Seller.

                   2.2. Power and Authority. Seller has, and will at Closing have, the full, absolute and unrestricted right, power, legal capacity and authority to enter into this Agreement and the services allocation agreement, the form of which is attached hereto as Schedule 2.2 (the "Services Allocation Agreement"), and to carry out the transaction contemplated hereby and thereby; the execution of this Agreement will not violate any court or administrative judgment, order or decree, or to the knowledge of Seller or NRC, violate any statute, law, regulation, rule, which is applicable to Seller or any of the Assets, or to which Seller is subject or by which it is bound. All actions of Seller and NRC necessary to authorize them and each of them respectively to execute, deliver and consummate this Agreement and the Services Allocation Agreement have been duly and validly authorized and taken, and no further actions or authorizations are required. This Agreement and the Services Allocation Agreement constitute the valid, legally binding obligations of Seller and NRC, respectively, and are enforceable in accordance with their terms.

                   2.3. No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                                    (i) Result in any breach of, or constitute a
                  default under, the Certificate or Articles of Incorporation or Bylaws of Seller or NRC, or any agreement, instrument or obligation to which Seller or NRC is a party or by which it or they are bound; or

                                     (ii) Violate any existing statute, order,
                   writ, injunction or decree of any court, administrative agency or governmental body, or;

                                    (iii) Require any authorization, consent,
                  approval, or other action by, or filing with, any third party except the appropriate filings to transfer the Trademarks.

                  2.4. Title to Properties. Seller owns and has good and marketable title to all of the Assets. Notwithstanding the foregoing, Seller makes no representations with regard to the Trademarks outside the United States and Canada, except that with respect to registrations in Seller's name in such countries, Seller is the owner of such registrations and Seller has not granted any rights therein to any third parties, except pursuant to the License Agreements. The Assets are not subject to any security interest, mortgage, deed of trust, pledge, lien, encumbrance, claim, option, restriction or limitation on their transferability, charge or adverse interest. None of the Assets is subject to any commitment or other arrangement for their sale or use by any third party, except for the rights of any licensees under the License Agreements.

                  2.5. Litigation. Neither Seller nor NRC is a party to, or the subject of, any action, suit, litigation, claim, administrative proceeding or, to the best of its or their knowledge, any governmental or quasi-governmental investigation relating to the Assets, this Agreement or the consummation or the transactions contemplated hereby, or material to such transactions; nor to the knowledge of Seller or NRC, is any such action, suit, litigation, proceeding or investigation threatened or contemplated, nor does there exist any basis for any of the same.

                  2.6. Contracts. Except for the License Agreements and as set forth on Schedule 2.6 hereto, Seller is not a party to any presently existing leases, contracts, agreements, franchises or commitments, or agreements to enter into any of the same, written or oral, relating to the Assets (the "Contracts"). Seller has complied in all respects with all of the provisions of all such Contracts and of all other material contracts to which it is a party, and is not in breach, violation or default under any of them, and no event has occurred, which constitutes, or with the lapse of time or the giving of notice, or both, would constitute such a breach, violation or default thereunder.

                  2.7. Taxes. Except as set forth on Schedule 2.7, Seller has paid (and, as to any of the following which are payable after the Closing, Seller has properly and adequately reserved against and will pay when due) all income taxes, sales and use taxes, unemployment taxes, ad valorem taxes, property taxes, excise taxes, duties and imports, and all other taxes of every kind, character or description imposed by any federal, state or local governmental or quasi-governmental authority (collectively, the "Taxes") required to be paid with respect to the assets or operations of Seller for all periods prior to the Closing. All federal, state and local tax returns and reports (collectively, the "Returns") to be filed by Seller with respect thereto, have been accurately prepared, duly executed and filed or will be so prepared, executed and filed before their respective due dates, and all Taxes due with respect to such returns as filed have been paid (or will be so paid) by Seller in full. Except as set forth on Schedule 2.7, Seller has not received, and there are not outstanding, any notices of any deficiencies, adjustments, assessments or changes in assessments or increases in Taxes or tax rates with respect to any Taxes, or other charges which are due or required to be filed at or prior to the date hereof, and which have not been paid in full or otherwise fully settled and satisfied. No extension of time is in effect for the assessment of deficiencies against Seller nor is any waiver of any statute of limitations in effect with respect to any taxable year.

                  2.8. Compliance with Laws. Seller has complied with, and is currently in compliance with all statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any government, court or governmental or quasi-governmental authority, to which it is subject or by which it is bound. Seller has all permits, licenses and authorizations required for the operation of its business as it is presently conducted ("Seller Permits"), and all of such Permits are in full force and effect.

                  2.9. Trademarks and Tradenames. Schedule 1.1 attached hereto correctly sets forth a true and complete list of all trademarks, service marks and tradenames (collectively, the "Rights"), and any applications in respect thereof, including recording information, which are included in the Assets, all of which are owned by Seller free and clear of any and all liens, claims, security interests, charges or encumbrances whatsoever, except as set forth on
Schedule 2.9; and no licenses for the use of any of such Rights have been granted by Seller to any third parties, except as set forth on Schedule 1.1. There is no claim or action by any person pertaining to, nor is there any proceeding pending or threatened pertaining to, Seller has not received any notice of conflict with, the asserted rights of others which challenges the exclusive rights of the Seller with regard to the Trademarks or Rights. All Rights are valid and in good standing, and do not infringe upon, and have not in the past infringed upon, the rights of any other person, firm or corporation. The operation of the business of Seller relating to the Assets does not infringe upon any registered or unregistered Rights of any person. To the best knowledge of Seller, there is no infringement of the Rights by any third party. With respect to trademarks registered in any country other than the United States or Canada, the representations contained in this Section 2.9 are made to Seller's knowledge and belief.

                  2.10. License Agreements. Each of the License Agreements set forth on Schedule 1.1 (true, accurate and complete copies of which have previously been furnished to Purchaser) are in full force and effect as of the date hereof, and have not been modified, amended or superseded. All consents, if any, necessary in connection with the transfer of said licenses to Purchaser have been obtained and upon closing, Purchaser shall have all rights of the licensor under such agreements, without any obligation to make any payments to any party other than as expressly set forth in said License Agreements or as provided in this Agreement.

                  2.11. Accuracy of Representations and Warranties. None of the representations and warranties made by Seller or NRC contained in this Agreement, including all Schedules, nor in any statement, document, certificate, schedule, list, memorandum or other writing (collectively, the "Statements") furnished or to be furnished by Seller or NRC pursuant hereto, or in connection with the transactions contemplated hereby, is or will be incorrect or incomplete, in any material respect or contains or will contain any untrue statement of material fact, and none of such representations, warranties and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller or NRC which Seller or NRC have not disclosed in this Agreement, or in an Schedule hereto, or in a Statement, which materially adversely affects or may reasonably be expected to materially adversely affect the business or Assets of Seller.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


                   Purchaser represents and warrants to Seller and NRC, upon which representations and warranties Seller and NRC rely, as follows:

                  3.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and carry on its business as it is now being conducted and enter into this Agreement and to consummate the transactions contemplated hereunder. Except as set forth on Schedule 3.1 hereto, Purchaser is not qualified, licensed or registered to do business in any states or countries other than New York, nor by the location and nature of its business and activities and the character of the properties owned by it, is it required to be so qualified, licensed or registered.

                  3.2. Power and Authority. Purchaser has, and will at Closing have, the full, absolute and unrestricted right, power, legal capacity and authority to enter into this Agreement and the Services Allocation Agreement and to carry out the transaction contemplated hereby and thereby; the execution of this Agreement will not violate any court or administrative judgment, order or decree, or to the knowledge of Purchaser, violate any statute, law, regulation, rule, which is applicable to Purchaser or any of its properties, or to which Purchaser is subject or by which it is bound. All actions of Purchaser necessary to authorize the execution, delivery and consummation of this Agreement and the Services Allocation Agreement have been duly and validly authorized and taken, and no further actions or authorizations are required. This Agreement and the Services Allocation Agreement constitute the valid, legally binding obligations of Purchaser and are enforceable in accordance with their terms.

                   3.3. No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                                    (i) result in any breach of, or constitute a
                  default under, the Certificate or Articles of Incorporation or Bylaws of Purchaser, or any agreement, instrument or obligation to which Purchaser is a party or by which it is bound; or

                                     (ii) violate any existing statute, order,
                   writ, injunction or decree of any court, administrative agency or governmental body, or;

                                    (iii) require any authorization, consent,
                  approval, or other action by, or filing with, any third party, except the appropriate filings to transfer the Trademarks.

                  3.4. Litigation. Purchaser is not a party to, or the subject of, any action, suit, litigation, claim, administrative proceeding or, to the best of its knowledge, any governmental or quasi-governmental investigation relating to this Agreement or the consummation of the transactions contemplated hereby, or material to such transactions; nor to the best of the knowledge of Purchaser, is any such action, suit, litigation, proceeding or investigation threatened or contemplated, nor does there exist any basis for any of the same. Purchaser is not subject to any material legal proceedings except as set forth in its Preliminary Prospects dated January 19, 1993, which forms a part of its Registration Statement No. 33-53878 filed with the Securities and Exchange Commission.

                  3.5. Taxes. Except as set forth on Schedule 3.5, Purchaser has paid (and, as to any of the following which are payable after the Closing, Purchaser has properly and adequately reserved against and will pay when due) all income taxes, sales and use taxes, unemployment taxes, ad valorem taxes, property taxes, excise taxes, duties and imports, and all other taxes of every kind, character or description imposed by any federal, state or local governmental or quasi-governmental authority (collectively, the "Taxes") required to be paid with respect to the assets or operations of Purchaser for all periods prior to the Closing. All federal, state and local tax returns and reports (collectively, the "Returns") to be filed by Purchaser with respect thereto, have been accurately prepared, duly executed and filed or will be so prepared, executed and filed before their respective due dates, and all Taxes due with respect to such returns as filed have been paid (or will be so paid) by Purchaser in full. Except as set forth on Schedule 3.5, Purchaser has not received, and there are not outstanding, any notices of any deficiencies, adjustments, assessments or changes in assessments or increases in Taxes or tax rates with respect to any Taxes, or other charges which are due or required to be filed at or prior to the date hereof, and which have not been paid in full or otherwise fully settled and satisfied. No extension of time is in effect for the assessment of deficiencies against Seller nor is any waiver of any statute of limitations in effect with respect to any taxable year.

                  3.6. Compliance with Laws. Purchaser has complied with, and is currently in compliance with all statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any government, court or governmental or quasi-governmental authority, to which it is subject or by which it is bound. Purchaser has all permits, licenses and authorizations required for the operation of its business as it is presently conducted ("Purchaser Permits"), and all of such Purchaser Permits are in full force and effect.

                  3.7. Capitalization. As of the Effective Date (and giving effect to a 1-for-4.5 reverse stock split effected on that date), the Purchasers will have 1,473,690 shares of Common Stock issued and outstanding. As of the Closing, the Purchaser will have 3,938,799 shares of Common Stock issued and outstanding, including 900,000 shares issuable to the Seller hereunder. All of such Common Stock is, or will be when issued, duly and validly authorized and issued, fully paid and nonassessable.

                  3.8. Material Contracts. Purchaser is not a party to any material contracts not described in Purchaser's Preliminary Prospectus dated January 19, 1993, which forms a part of its Registration Statement No. 33-53878 filed with the Securities and Exchange Commission (the "Prospectus"). Purchaser has complied in all respects with all of the provisions of all material contracts to which it is a party, and is not in breach, violation or default under any of them, and no event has occurred which constitutes, or with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default thereunder, except as disclosed in the Prospectus.

                  3.9. Accuracy of Representations and Warranties. None of the representations and warranties made by Purchaser contained in this Agreement, including all Schedules, nor in any Statement furnished or to be furnished by Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, is or will be incorrect or incomplete in any material respect, or contains or will contain any untrue statement of fact of material fact, and none of such representations, warranties and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact know to Purchaser which Purchaser has not disclosed in this Agreement, in a Schedule hereto, in a Statement or in the Prospectus, which materially adversely affects or may reasonably be expected to materially affect adversely the business or assets of Purchaser.

                   3.10. Except as set forth in the Prospectus, Purchaser has incurred no liabilities other than in the ordinary course of business.

                                   ARTICLE IV

                          COVENANTS OF SELLER AND NRC

                  Seller and NRC and each of them covenant and agree:

                   4.1. Continuance of Operations. From the date hereof to Closing, to conduct diligently the operations of Seller in the ordinary course of its business, and substantially in accordance with past practice and in full compliance with applicable law and not to change any of Seller's operational, marketing, pricing or purchasing policies;

                   4.2. Maintenance of Business Relationships. From the date hereof to Closing, to use its and their best efforts, in consultation with Purchaser, to preserve the business activities and operations of Seller intact, and to maintain good business relationships with its clients, customers, suppliers, vendors and others having business or professional dealings with Seller, and to keep available to Seller its present officers and employees in the ordinary course;

                  4.3. Conduct of Business. From the date hereof to Closing: (i) not to enter into any contracts, commitments, or transactions, other than those in the ordinary course of Seller's business and consistent with Seller's past practices; (ii) not to take any other action which would cause any of the representations and warranties made in this Agreement by Seller and/or NRC not to be true and correct in all respects on and as of the Closing, with the same force and effect as if such representations and warranties had been made on and as of the Closing;

                  4.4. Full Access. To give Purchaser, its counsel, accountants, agents, employees and other representatives ("Purchaser's Representatives"), reasonable access to the offices, plants, records, files and books of account of Seller for the purpose of becoming familiar with all matters relating to the Assets; provided, however, that such process shall be conducted in a manner that does not unreasonably interfere with the normal operations, and customer and employee relationships of Seller. Seller shall cause the personnel of Seller to assist Purchaser in such process and shall cause the counsel, accountants, agents, employees and other representatives of Seller ("Seller's Representatives") to be available to Purchaser for such purposes, at no cost to Purchaser. During such process, Purchaser shall have the right to make copies of such records, files and other materials as it may deem advisable for its own use and that of Purchaser's Representatives, and shall endeavor to maintain the confidentiality thereof prior to Closing and subsequent thereto with respect to matters unrelated to the Assets. If this Agreement is not consummated, Purchaser and Purchaser's Representatives shall, upon request of Seller, return to Seller all copies made by Purchaser and its Representatives of material belonging to Seller, and shall keep confidential all information discovered upon review of

Seller's documents and information. Seller hereby authorizes Purchaser to contact suppliers and customers of Seller in cooperation with Seller, and to discuss with them any matters reasonably related to the Assets;

                  4.5. Full Cooperation. To use their and each of their best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on their part as promptly as practicable, so as to permit the consummation of the transactions contemplated hereby at the earliest possible date, and to cooperate fully with the other party hereto to that end. In cooperation with Purchaser as required, to commence all reasonable action required hereunder (i) to obtain all applicable permits, licenses, certificates and other governmental authorizations or approvals necessary, and
(ii) to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with any third parties as may be necessary to consummate the transactions contemplated hereby. Furthermore, Seller and NRC, and each of them, shall cooperate fully with Purchaser following the Closing, and use their best efforts to assist Purchaser in the operation of the Assets being purchased hereunder;

                   4.6. Maintenance of Assets. Not to dispose of any Assets;

                   4.7. Execution and Delivery Services Allocation Agreement. At the Closing, NRC shall execute and deliver to Purchaser the Services Allocation Agreement.

                   4.8. Payment of License Fees Subsequent to Closing. Any and all monies delivered to Seller or NRC with respect to payments due pursuant to the License Agreements for periods subsequent to the Closing shall be held by Seller or NRC in trust for Purchaser and shall be immediately delivered to Purchaser, without charge or deduction.

                                   ARTICLE V

                             COVENANTS OF PURCHASER

                  Purchaser hereby covenants and agrees with Seller and NRC:

                   5.1. Continuance of Operations. From the date hereof to Closing, to conduct diligently the operations of Purchaser in the ordinary course of its business, and substantially in accordance with past practice and in full compliance with applicable law and not to change any of Purchaser's operational, marketing, pricing or purchasing policies;

                  5.2. Maintenance of Business Relationships. From the date hereof to Closing, to use its best efforts to preserve the business activities and operations of Purchaser intact, and to maintain good business relationships with its clients, customers, suppliers, vendors and others having business or professional dealings with Purchaser, and to keep available to Purchaser its present officers and employees in the ordinary course;

                  5.3. Conduct of Business. From the date hereof to Closing: (i) not to enter into any contracts, commitments, or transactions, other than those in the ordinary course of Purchaser's business and consistent with Purchaser's past practices; and (ii) not to take any other action which would cause any of the representations and warranties made in this Agreement by Purchaser not to be true and correct in all respects on and as of the Closing, with the same force and effect as if such representations and warranties had been made on and as of the Closing;

                  5.4. Full Cooperation. To use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on their part as promptly as practicable, so as to permit the consummation of the transactions contemplated hereby at the earliest possible date, and to cooperate fully with the other parties hereto to that end. In cooperation with Seller and NRC as required, to commence all reasonable action required hereunder (i) to obtain all applicable permits, licenses, certificates and other governmental authorizations or approvals necessary, and (ii) to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with any third parties as may be necessary to consummate the transactions contemplated hereby, by a date early enough to allow the transactions to be consummated by the Closing; and

                   5.5. Execution and Delivery Services Allocation Agreement. At the Closing, Purchaser shall execute and deliver to Seller the Services Allocation Agreement.

                   5.6. Payment of License Fees Subsequent to Closing. Any and all monies delivered to Purchaser with respect to payments due pursuant to the License Agreements for periods prior to the Closing shall be held by Purchaser in trust for Seller and shall be immediately delivered to Seller, without charge or deduction.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  Purchaser's obligations hereunder are subject to the fulfillment, on or prior to Closing, of each of the following conditions, performance of any or all of which may be waived in writing by Purchaser; together with the delivery by NRC of the Services Allocation Agreement:

                   6.1. Representations, Warranties and Covenants. The representations, warranties and covenants of Seller and NRC and each of them contained in this Agreement shall be true and correct in all respects at Closing as though such representations, warranties and covenants were made at such time. Seller and NRC and each of them shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or at Closing. Seller and NRC shall have delivered a Certificate of their respective Presidents, in each case certifying to the truth of such representations and warranties and such performance or compliance.

                   6.2. Proceedings. All proceedings to be taken and all documents to be executed and delivered by Seller and NRC or any of them in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Purchaser and its counsel.

                  6.3. Board and Stockholder Approval. The Board of Directors and stockholders of Seller and the Board of Directors of NRC shall have ratified and approved the execution and performance of this Agreement, and Seller and NRC shall have delivered to Purchaser a true and correct copy of such resolutions, certified by Seller's and NRC's respective Secretaries.

                   6.4. Opinion of Counsel. Seller shall deliver an opinion of its counsel to Purchaser in the form of Exhibit 6.4 attached hereto.

                   6.5. Employment of Neil Cole. Neil Cole shall have entered into an employment agreement with Purchaser in the form of Exhibit 6.5 attached hereto.

                                  ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF SELLER AND NRC


                   The obligations of Seller and NRC hereunder are subject to the fulfillment, on or prior to Closing, of each of the following conditions, performance of any or all of which may be waived in writing by Seller and NRC; together with the delivery by Purchaser of the Services Allocation Agreement:

                  7.1. Representations, Warranties and Covenants. The representations, warranties and covenants of Purchaser contained in this Agreement shall be true and correct in all respects at Closing as though such representations, warranties and covenants were made at such time.

Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to or at Closing. Purchaser shall have delivered a Certificate of its President certifying to the truth of such representations and warranties and such performance or compliance.

                   7.2. Proceedings. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Seller and NRC and their counsel.

                  7.3. Board and Stockholder Approval. The Board of Directors and stockholders of Purchaser shall have ratified and approved the execution and performance of this Agreement, and Purchaser shall have delivered to Seller a true and correct copy of such resolutions, certified by Purchaser's Secretary.

                  7.4. Closing of Public Offering. Except for obligations of Seller which arise prior to the Closing pursuant to Section 1.3 of this Agreement, all of Seller's obligations hereunder are conditioned upon the closing of Purchaser's secondary public offering of securities (the "Public Offering"), not later than March 31, 1993.

                   7.5. Opinion of Counsel. Purchaser shall deliver an opinion of its counsel to Purchaser in the form of Exhibit 7.5 attached hereto.

                   7.6. Employment of Neil Cole. Purchaser shall have entered into an employment agreement with Neil Cole in the form of Exhibit 6.5 attached hereto.

                                  ARTICLE VIII

                         PROVISIONS FOR INDEMNIFICATION

                  8.1. Indemnification by Seller and NRC. Seller and NRC, jointly and severally, hereby agree to indemnify Purchaser and save and hold Purchaser harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, lawsuits, deficiencies, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in the investigation, defense and/or settlement of any of the foregoing (collectively, "Purchaser's Damages"), suffered, sustained, incurred or required to be paid by Purchaser by reason of, or in connection with, or arising out of:

                                    (i) Any misrepresentation or breach of
                  warranty or covenant made by Seller or NRC or either of them, in or pursuant to this Agreement or any Schedule hereto or in any certificate or document delivered pursuant to this Agreement; or

                                    (ii) any out-of-pocket loss or damage
                  resulting to Purchaser by reason of any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation which arose out of the operation of Seller's business prior to the Closing, except for any claim or liability for which Purchaser would otherwise be liable.

Notwithstanding anything herein contained to the contrary, the aggregate liability of Seller and NRC under this Article VIII shall not exceed one million five hundred thousand dollars, except this limitation shall not be applied to reduce aggregate liability relating to any claim of misrepresentation or breach of warranty made with regard to the Rights or License Agreements that are asserted against Purchaser within the twenty-four month period commencing with Closing.

                  8.2. Indemnification by Purchaser. Purchaser hereby agrees to indemnify Seller and NRC and save and hold Seller and NRC harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, claims, lawsuits, deficiencies, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in investigation, defense and/or settlement of any of the foregoing (collectively, "Seller's Damages"), suffered, sustained, incurred or required to be paid by Seller or NRC by reason of, or in connection with, or arising out of: (i) any misrepresentation or breach of warranty or covenant made by Purchaser in or pursuant to this Agreement or any Schedule hereto or in any certificate or document delivered pursuant to this Agreement; or (ii) any action loss or damage resulting to Seller or NRC by reason of any claim, debt, liability, or obligation which arises out of the operation of Purchaser's business from and after the Effective Date, except for any claim or liability for which Seller or NRC would otherwise be liable under this Agreement. Notwithstanding anything to the contrary, in addition, Purchaser acknowledges and agrees that the indemnification provisions of the License Agreement between Seller and Purchaser shall survive of the assignment of such License Agreement to Purchaser hereunder. Notwithstanding anything herein to the contrary, the aggregate liability of Purchaser under Section 8.2(i) shall not exceed one million five hundred thousand dollars.

                  8.3. Indemnification Procedures. The party seeking indemnification (the "Indemnitee"), shall give written notice as promptly as practicable (and in any event, within five days after receipt of notice or service of any citation, summons, complaint or lawsuit) to the party or parties against whom such indemnity is sought to be recovered (the "Indemnitor"), of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which, in the opinion of the Indemnitor, is likely to give rise to an indemnification claim. Notwithstanding the foregoing, the failure to give timely notice shall not affect rights to indemnification hereunder, except to the extent that the Indemnitor shall demonstrate damage caused by such failure. The Indemnitor shall be solely responsible for the defense of any such matter. The Indemnitee, at its or his option and at its or his sole cost and expense, shall have the right to participate in any defense undertaken by the Indemnitor, with legal counsel of its own selection. However, the Indemnitor shall have the final determination with respect to all defense matters.

                  8.4. Payment for Indemnification. Indemnitor shall pay to Indemnitee the amount of established claims for indemnification within fifteen days after the establishment thereof in cash or by certified check. Notwithstanding, no claim for indemnification under this Article VIII shall be made by any party unless Purchaser's Damages or Seller's Damages, as the case may be, exceed $25,000.

                   8.5. Survival of Indemnification. The indemnification provided in this Article VIII shall survive Closing. The indemnification provided in Section 8.2(ii) shall survive even in the event that this Agreement does not close.

                                   ARTICLE IX

                                    CLOSING

                   9.1. Closing. Closing shall take place at the offices of Tenzer Greenblatt Fallon & Kaplan, 405 Lexington Avenue, New York, New York, simultaneously with the closing of the Public Offering, or such other date and at such other place as shall be agreed upon by the parties hereto. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered, until all have been taken, executed and delivered.

At Closing:

                           9.1.1  Seller and NRC shall deliver to Purchaser:

                                    (i) All of the Assets, including executed
                  assignments of all Trademarks and License Agreements set forth on Schedule l.l, in form satisfactory to counsel for Purchaser;

                                     (ii) A duly executed Bill of Sale;

                                     (iii) the Services Allocation Agreement;
                  and

                                     (iv) All other documents, certificate and
                    opinions required to delivered pursuant to this Agreement.


                           9.1.2 Purchaser shall deliver to the Seller:

                                     (i) The Purchase Price by certified check,
                   bank check or wire transfer in the amount of $75,000 and by delivery of a promissory note in the principal amount of $325,000;

                                     (ii) Certificates representing 900,000
                   shares of Common Stock; and

                                     (iii) All other documents, certificate and
                   opinions required to delivered pursuant to this Agreement.

                           9.1.3 Purchaser shall deliver the Services Allocation
                   Agreement to NRC.

                           9.2. Further Assurances. At the Closing,
                   and from time to time thereafter:

                                     (i) Seller and NRC shall, at the request of
                   Purchaser, take all action necessary, and shall execute and deliver to Purchaser such further instruments and take such other actions, as counsel for Purchaser may reasonably request, in order most effectively to carry out the transactions contemplated by this Agreement, and to most effectively transfer the Assets to Purchaser as a going concern; and

                                    (ii) Purchaser shall, at the request of
                  Seller and NRC, take all action necessary, and shall execute and deliver to Seller and NRC such further instruments and take such other actions, as counsel for Seller and NRC may reasonably request, in order more effectively to carry out the transactions contemplated by this Agreement.

                                   ARTICLE X

                                CONFIDENTIALITY

                  10.1. Confidentiality. Each of the parties hereto recognizes and acknowledges that during the course of negotiations in connection with this Agreement, and in preparation for Closing hereunder, each has disclosed and will disclose to the others, and grant access to, certain plans, systems, methods, designs, procedures, books and records relating to its operations, personnel and practices, as well as records, documents and information concerning its business activities, practices, procedures and other confidential information (all of the foregoing, collectively, the "Confidential Information"), all of which constitute and will constitute valuable, special and unique assets of such party's business. Each party shall treat such Confidential Information as confidential, make all reasonable efforts to preserve the confidentiality thereof, and not duplicate or disclose such Confidential Information except in connection with the transactions contemplated hereby and except to advisors, attorneys, accountants, bankers, investment bankers, consultants and affiliates who also agree to treat such information as confidential. The parties hereto recognize that Neil Cole will act in an executive capacity for all parties to this Agreement. Any business conducted in the ordinary course by any party hereto, shall not be deemed to be a breach of this Section 10.1.

                                   ARTICLE XI

                                  TERMINATION

                   11.1. Termination by Purchaser. This Agreement may be terminated by Purchaser in its sole discretion, upon the occurrence of any of the following before the Closing:

                                    (i) Purchaser shall learn of any fact or
                  condition with respect to the business, properties or assets of Seller, which is at material variance with one or more of the representations of warranties of Seller or NRC set forth in this Agreement, and which in Purchaser's reasonable opinion, adversely affects such business, properties or assets;

                                     (ii) Seller or NRC shall fail to meet any
                   of their obligations pursuant to this Agreement; or

                                     (iii) Any condition precedent to
                   Purchaser's obligations hereunder shall not be satisfied and such condition is not waived by Purchaser at or prior to the Closing.

                   11.2. Termination by Seller. This Agreement may be terminated by Seller in its sole discretion, upon the occurrence of any of the following before the Closing:

                                     (i) Seller shall learn of any fact or
                   condition with respect to the business, properties or assets of Purchaser, which is at material variance with one or more of the representations of warranties of Purchaser set forth in this Agreement, and which in Seller's reasonable opinion, adversely affects such business, properties or assets;

                                     (ii) Purchaser shall fail to meet any of
                   its obligations pursuant to this Agreement; or

                                     (iii) Any condition precedent to Seller's
                   or NRC's obligations hereunder shall not be satisfied and such condition is not waived by Seller or NRC, respectively, at or prior to the Closing.

                  11.3. Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement of the parties hereto evidenced in writing.

                  11.4. Liability Upon Termination. In the event of the termination of this Agreement as above provided, no party shall have any liability hereunder of any nature whatsoever to the other party, including any liability for damages, unless such party is in default under its obligations hereunder, in which event the party in default shall be liable to the other party for such default.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

                  12.1. Notices. Each notice, demand, request, consent, report, approval or communication ("Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by personal delivery, certified mail, return receipt requested, prepaid, or by overnight express mail delivery and properly addressed to the party to be served as shown in Section 12.1.2 below.

                  12.1.2 Delivery. Notices shall be effective on the date delivered personally, the next day if delivered by overnight express mail or three days after the date mailed by certified mail:

                  If to Purchaser:

                  Millfeld Trading Co., Inc.
                  60 W. 40th Street
                  New York, New York 10018
                  Attn: Michael Callahan

                  with a copy to counsel for the Purchaser:

                  Schneck Weltman Hashmall & Mischel
                  1285 Avenue of the Americas
                  New York, New York 10019
                  Attn: Felice F. Mischel, Esq.

                  If to Seller and/or NRC:

                  El Greco, Inc.
                  New Retail Concepts, Inc.
                  60 W. 40th Street
                  New York, New York 10018
                  Attn: Neil Cole

                  with a copy to counsel for Seller and NRC:

                  Phillips, Nizer, Benjamin, Krim & Ballon
                  31 West 52nd Street
                  New York, New York  10019
                  Attn:  Jonathan Tillem, Esq.

                   12.1.3 Change of Address. Each party may designate by Notice to the others in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

                   12.2. Entire Agreement. This Agreement, together with the Schedules hereto, constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto. No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

                   12.3. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

                  12.4. Headings. The headings or titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the section so designated.

                  12.5. Law Governing, This Agreement shall be governed in all respects, whether as to validity, construction, interpretation, capacity performance or otherwise, by the laws of the State of New York. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then and in that event, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument.

                   12.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective duly authorized officers and the individual parties have executed this Agreement as of the day and year first above written.

                                            MILLFELD TRADING CO., INC

                                            By: /s/ Michael Callahan
                                                ----------------------------
                                                Michael Callahan, President

                                            EL GRECO INC.

                                            By: /s/ Neil Cole
                                                ----------------------------
                                                     Neil Cole, President

                                            NEW RETAIL CONCEPTS, INC.

                                            By: /s/ Neil Cole
                                                -----------------------------
                                                     Neil Cole, President